Exhibit (I)(3)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 3, 2017

TCP Capital Corp.
2951 28th Street, Suite 1000
 Santa Monica, California 90405

RE:	TCP Capital Corp. Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to TCP Capital Corp., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $50 million aggregate principal amount of the Company’s 4.125% Notes due 2022 (the “Notes”) to be issued under the indenture, dated as of August 11, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 11, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of Item 25.2 of Part C of Form N-2  under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form N-2 (File No. 333-216716) of the Company relating to Common Stock and other securities of the Company filed on March 15, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), Pre-Effective Amendment No. 1 thereto and Post-Effective Amendment No. 1 thereto, including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on May 3, 2017 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

TCP Capital Corp.
November 3, 2017

(b)          the prospectus and the Statement of Additional Information, each dated May 3, 2017 (the “Base Prospectus”), which form a part of and are included in the Registration Statement;

(c)          the preliminary Statement of Additional Information, dated October 30, 2017, filed with the Commission pursuant to Rule 497(c) of the Rules and Regulations (the “Preliminary Updated Statement of Additional Information”);

(d)          the preliminary prospectus supplement, dated October 30, 2017, relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 497(c) of the Rules and Regulations (together with the Base Prospectus and the Preliminary Updated Statement of Additional Information, the “Preliminary Prospectus”);

(e)          the final Statement of Additional Information, dated October 30, 2017, filed with the Commission pursuant to Rule 497(e) of the Rules and Regulations (the “Final Updated Statement of Additional Information”);

(f)          the final prospectus supplement, dated October 30, 2017, relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 497(e) of the Rules and Regulations (together with the Base Prospectus and the Final Updated Statement of Additional Information, the “Prospectus”);

(g)          an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated October 30, 2017, among the Company, Special Value Continuation Partners, LP, a Delaware limited partnership (“SVCP”), Tennenbaum Capital Partners, LLC, a Delaware limited liability company, and Series H of SVOF/MM, LLC, a series of a Delaware limited liability company, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Underwriter (the “Underwriter”), relating to the sale by the Company to the Underwriter of the Notes;

(h)          an executed copy of the Base Indenture;

(i)           an executed copy of the First Supplemental Indenture;

(j)           the global certificate evidencing the Notes registered in the name of Cede & Co. (the “Note Certificate”) delivered by the Company to the Trustee for authentication and delivery;

(k)          an executed copy of a certificate of Elizabeth Greenwood, Secretary of the Company and SVCP, dated the date hereof (the “Secretary’s Certificate”);

(l)           an executed copy of a certificate of Elizabeth Greenwood, Secretary of the Company and SVCP, dated the date hereof, for the issuance of the Notes as Additional Notes under the Indenture (the “Additional Notes Secretary’s Certificate”);

TCP Capital Corp.
November 3, 2017

(m)         a copy of the Company’s Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of October 30, 2017, and certified pursuant to the Secretary’s Certificate;

(n)          a copy of the Company’s bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(o)          a copy of certain resolutions of the Board of Directors of the Company and SVCP, adopted on August 3, 2017 and October 30, 2017, and certain resolutions of the Pricing Committee thereof, adopted on August 4, 2017 and October 30, 2017, certified pursuant to the Secretary’s Certificate and the Additional Notes Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the Additional Notes Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Additional Notes Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws, of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Agreements” means the Underwriting Agreement, the Base Indenture, the First Supplemental Indenture and the Note Certificate.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Note Certificate has been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificate will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

TCP Capital Corp.
November 3, 2017

The opinions stated herein are subject to the following qualifications:

(a)          the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)         we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)          except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)          we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(e)          we do not express any opinion with respect to the enforceability of Section 1.13 of the Indenture to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(f)           we call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement; and

(g)          to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

TCP Capital Corp.
November 3, 2017

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)          neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by New York law which are listed in Item 25.2 of Part C of the Registration Statement or the Company’s Annual Report on Form 10-K), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law);

(b)         the Base Indenture has not been amended, modified, supplemented (other than by the First Supplemental Indenture) rescinded or terminated and that none of the parties to the Base Indenture have taken any steps or other action to amend, modify, supplement, rescind or terminate the Base Indenture; and

(c)          neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

TCP Capital Corp.
November 3, 2017

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MKH